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                                                                    EXHIBIT 11.1


                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


                        STATEMENT OF COMPUTATION OF NET
                         INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT


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
                                                      For the Three Months         For the Nine Months
                                                       Ended September 30,          Ended September 30,
                                                       -------------------          -------------------
                                                         1995        1994             1995       1994
                                                         ----        ----             ----       ----
Net Investment Income                                $   500,660   $  437,012      $1,448,648  $1,268,236

Percentage Allocable to Limited Partners                      99%          99%             99%         99%
                                                     -----------   ----------       ---------  ----------

Net Investment Income Allocable
      to Limited Partners                            $   495,653   $  432,642      $1,434,162  $1,255,554
                                                     ===========   ==========      ==========  ==========

Weighted Average Number of Limited
      Partnership Units Outstanding                    1,296,999    1,427,950      1,296,999    1,427,950
                                                     ===========    =========      =========   ==========

Net Investment Income Per Limited
      Partnership Unit                               $       .38    $     .30      $    1.11   $      .88
                                                     ===========    =========      =========   ==========
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